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                                  AMENDED SCHEDULE A
                            DATED FEBRUARY 22, 1999 TO THE
                            INVESTMENT ADVISORY AGREEMENT
                                       BETWEEN
                                    THE ARBOR FUND
                                         AND
                                    CITIZENS BANK


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                                     Fee
---------                                     ---

Growth Portfolio                              .34%

Intermediate-Term Income Portfolio            .50%

Michigan Tax Free Bond Portfolio              .50%

Prime Obligation Money Market Portfolio       .225% on the first $500 million of
                                              the average daily net assets; and
                                              .28% on average daily net assets
                                              in excess of $500 million

Value Portfolio                               .29% on the first $50 million;
                                              .39% on the next $50 million; and
                                              .34% on any amount above $100
                                              million of average daily net
                                              assets thereafter

Tax-Managed Equity Portfolio                  .34%